Exhibit 4.21
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the securities of Mastercard Incorporated (“Mastercard”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and by applicable law. For purposes of this description, references to “Mastercard,” “we,” “our” and “us” refer only to Mastercard and not to its subsidiaries.
Authorized Capitalization
Our authorized capital stock consists of 3,000,000,000 shares of Class A common stock, par value $.0001 per share, 1,200,000,000 shares of Class B common stock, par value $.0001 per share, and 300,000,000 shares of preferred stock, par value $.0001 per share.
Common Stock
Voting Rights. Each share of Class A common stock entitles its holder to one vote per share.
Except as may be required by Delaware law, holders of Class B common stock are not entitled to vote and have no voting power.
Dividend Rights. Our Class A common stock and Class B common stock share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock and to the distinction that any stock dividends will be paid in shares of Class A common stock to the holders of our Class A common stock and in shares of Class B common stock to the holders of our Class B common stock.
Liquidation Rights. Upon liquidation, dissolution or winding up, our Class A common stock and Class B common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.
Conversion Right of Class B Common Stock. Subject to the provisions of our amended and restated certificate of incorporation that prohibit our members and former members, and any person that is an operator, member or licensee of any competing general purpose payment card system, and any affiliate of any such person, from beneficially owning any share of Class A common stock or of any other class of our stock with general voting power, each share of Class B common stock will be convertible, at the holder’s option, into a share of Class A common stock on a one-for-one basis.
Beneficial Ownership Limitations.
Class A Common Stock and Other Voting Stock. Subject to limited exceptions, our amended and restated certificate of incorporation prohibits any person from beneficially owning (a) shares of Class A common stock representing more than 15% of the aggregate outstanding shares or voting power of Class A common stock, (b) shares of any other class or series of our stock entitled to vote generally in the election of directors (“other voting stock”) representing more than 15% of the aggregate outstanding shares or voting power of such class or series, or (c) shares of Class A common stock and/or other voting stock representing more than 15% of the aggregate voting power of all our then outstanding shares of stock entitled to vote at an election of directors, voting as a single class. In addition, no member or former member of Mastercard International Incorporated (“Mastercard International”) or person that is an operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or of other voting stock, except during a transitory period no longer than 30 days following a permitted conversion of shares of Class B common stock into shares of Class A common stock. Members of Mastercard International are not permitted to vote any shares of Class A common stock beneficially owned by them.
Any attempted transfer of Class A common stock or other voting stock which, if effective, would result in violation of the ownership limits discussed above, will cause the number of shares causing the violation (rounded to the next highest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of Class A common stock or other voting stock held in the trust will be issued and outstanding shares.
The Prohibited Owner (as defined in Mastercard’s amended and restated certificate of incorporation) with respect to such purported transfer will not benefit economically from ownership of any shares of Class A common stock or other voting stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of Class A common stock or other voting stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of Class A common stock or other voting stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.
Any dividend or other distribution paid prior to Mastercard’s discovery that shares of Class A common stock or other voting stock have been transferred to the trust has to be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to applicable law, the trustee will have the authority (1) to rescind as void any vote cast by the Prohibited Owner prior to Mastercard’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Mastercard has already taken corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from Mastercard that shares of its stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner will receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in Mastercard’s certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, prior to Mastercard’s discovery that shares of its stock have been transferred to the trust, the shares are sold by the Prohibited Owner, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of Class A common stock or other voting stock held in the trust transferred to the trustee may be redeemed by Mastercard, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or other such transaction, the Market Price at the time of such devise or gift or other such transaction) and (2) the Market Price on the date Mastercard, or its designee, elects to redeem such shares. Mastercard may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. Mastercard may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Mastercard shall have the right to redeem such shares until the trustee has sold the shares held in the trust. Upon such a redemption, the interest of the charitable beneficiary in the shares shall terminate and the trustee shall distribute the net proceeds of the redemption to the Prohibited Owner. Except as described above, shares of Class A common stock are not redeemable.
Class B Common Stock. Shares of Class B common stock may be held only by either principal members of Mastercard International, which participate directly in Mastercard International’s business, or affiliate members of Mastercard International, which participate indirectly in Mastercard International’s business through a principal member (collectively, “members”), by Mastercard, or a subsidiary of Mastercard, or by Mastercard’s directors, officers or employees. Any transfer that would result in a violation of this ownership limitation will be void. Mastercard, or its designee, may redeem any shares of Class B common stock held by a person prohibited from holding such shares.
Other Matters. Holders of our common stock do not have preemptive or subscription rights.
DESCRIPTION OF NOTES
The following description is a summary of the terms of the following notes:

•	1.100% Notes due 2022 (the “2022 Notes”)

•	2.100% Notes due 2027 (the “2027 Notes”)

•	2.500% Notes due 2030 (the “2030 Notes”)
(collectively, the “Notes”).

The following description of the Notes is a summary and is qualified in its entirety by reference to the indenture pursuant to which the Notes were issued, as supplemented, which is incorporated by reference as an exhibit to this Annual Report on From 10-K, and by applicable law. Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. For purposes of this description, references to “Mastercard,” “we,” “our” and “us” refer only to Mastercard and not to its subsidiaries.
General
The 2022 Notes will mature on December 1, 2022, the 2027 Notes will mature on December 1, 2027 and the 2030 Notes will mature on December 1, 2030. The 2022 Notes bear interest at 1.100% per annum, the 2027 Notes bear interest at 2.100% per annum and the 2030 Notes bear interest at 2.500% per annum. We pay interest on the Notes annually in arrears on December 1 of each year, beginning on December 1, 2016, to the record holders at the close of business on the preceding November 15 (whether or not such record date is a Business Day (as defined below)). Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or December 1, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
“Business Day” means any day:

•	that is not Saturday or Sunday or any other day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or London; and

•	that is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, operates.
The Notes are represented by one or more global securities. Each global security will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear.
Payment on the Notes
All payments of principal of, the redemption price (if any), and interest and Additional Amounts (if any), on the Notes, are payable in euro. However, if on or after the date of the issuance of the Notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In that event, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date, or if The Wall Street Journal has not published such exchange rate, such rate as determined in our sole discretion on the basis of the most recent U.S. dollar/euro market exchange rate available on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Optional Redemption
Prior to September 1, 2022 in the case of the 2022 Notes (three months prior to the maturity date of the 2022 Notes), September 1, 2027 in the case of the 2027 Notes (three months prior to the maturity date of the 2027 Notes) and September 1, 2030 in the case of the 2030 Notes (three months prior to the maturity date of the 2030 Notes), we may redeem each of the 2022 Notes, 2027 Notes and 2030 Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the applicable Bund Rate (as defined below), plus 20 basis points in the case of the 2022 Notes, plus 25 basis points in the case of the 2027 Notes and plus 30 basis points in the case of the 2030 Notes.
In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
On or after September 1, 2022 in the case of the 2022 Notes (three months prior to the maturity date of the 2022 Notes), September 1, 2027 in the case of the 2027 Notes (three months prior to the maturity date of the 2027 Notes) and September 1, 2030 in the case of the 2030 Notes (three months prior to the maturity date of the 2030 Notes), the Notes may be redeemed, in whole or in part, at our option, at any time or from time to time, on notice given not more than 60 days, if the Notes are being redeemed in full, or 45 days, if the Notes are being redeemed in part, nor less than 30 days, prior to the date of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
“Bund Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Reference Bond on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.
“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint to act as the Independent Investment Banker from time to time.
“Reference Bond” means, in relation to any Bund Rate calculation, a German government bond whose maturity is closest to the maturity of the Notes, or if the Independent Investment Banker considers that such similar bond is not in issue, such other German government bond as the Independent Investment Banker, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Independent Investment Banker, determine to be appropriate for determining the Bund Rate.
“Reference Bond Dealer” means (A) Barclays Bank PLC, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch (not in its capacity as common depositary) and Merrill Lynch International (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by us.
Notice of redemption will be mailed or electronically delivered at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. No Notes of €100,000 or less can be redeemed in part. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, and the Notes are global notes, the Notes to be redeemed will be selected by Clearstream or Euroclear in accordance with their standard procedures. If the Notes to be redeemed are not global notes then held by Clearstream or Euroclear, selection of the Notes for redemption will be made by the trustee in accordance with its standard procedures, including by lot or pro rata. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.
Payment of Additional Amounts
All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.
In the event any such withholding or deduction for Taxes on payments by us in respect of the Notes is required, we will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of Additional Amounts for or on account of:

a)
any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes)

between a holder of a Note (or the beneficial owner for whose benefit such holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder or other equity owner of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States, (2) the failure of a beneficial owner or holder of the Notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or holder of the Notes that such beneficial owner or holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

c)
any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the United States, a controlled foreign corporation with respect to the United States, a foreign tax exempt organization with respect to the United States or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

d)	any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such Notes;

e)
any Tax required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

f)
any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (f);

g)
any withholding or deduction that is required to be made pursuant to the European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”) or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

h)
any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);
nor will we pay any Additional Amounts to any beneficial owner or holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.
As used in the preceding paragraph, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.
Redemption for Tax Reasons
We may redeem each series of the Notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date, at any time, if:

i.
we have or will become obliged to pay Additional Amounts with respect to such series of notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of the Notes; or

ii.
on or after the date of the issuance of the Notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).

Notice of any redemption will be mailed, or delivered electronically if the Notes are held by any depositary (in accordance with such depositary’s customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.
Prior to the mailing or delivery of any notice of redemption pursuant to this section “Redemption for Tax Reasons,” we will deliver to the trustee and the paying agent:

a)
a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and

b)
a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that we will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.

Covenants
The indenture sets forth limited covenants, including the covenant described below, that apply to the Notes
Consolidation, Merger and Sale of Assets
The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person, provided that the following conditions are satisfied:

•
we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert that security in accordance with its terms;

•	immediately after giving effect to that transaction, no default or event of default under the indenture has occurred and is continuing; and

•
if requested, the trustee receives from us, if requested, an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and the supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us under the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and the debt securities.
For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
No Sinking Fund
The Notes will not be entitled to the benefit of any sinking fund.
Discharge, Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of any series of the Notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in euros or European Government Obligations (as defined below), or both, (or, if at the time of such deposit, all payments in respect of the Notes are required to be made in U.S. dollars as described under “-Payment on the Notes,” in U.S. dollars or U.S. government obligations, or both) in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of deposit (if such series of Notes have become due and payable) or to the maturity thereof or the redemption date of such series of Notes, as the case may be. We may direct the trustee to invest those funds in European Government Obligations with a maturity of one year or less or in a money market fund that invests solely in short-term European Government Obligations.
The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to any series of the Notes (except for, among other things, obligations to register the transfer or exchange of such series of Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes of such series, to maintain an office or agency with respect to such series of Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such series of Notes and certain covenants will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in euros or European Government Obligations, or both, (or, if at the time of such deposit, all payments in respect of the Notes are required to be made in U.S. dollars as described under “-Payment on the Notes,” in U.S. dollars or U.S. government obligations, or both) applicable to such series of Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes of such series on the scheduled due dates therefor.
If we effect legal defeasance or covenant defeasance with respect to any series of the Notes, the amount in euros or European Government Obligations, or both, (or, if at the time of such deposit, all payments in respect of the Notes are required to be made in U.S. dollars as described under “-Payment on the Notes,” in U.S. dollars or U.S. government obligations, or both) on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of such series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of such series at the time of the acceleration resulting from that event of default. However, we would remain liable to make payment of amounts due at the time of acceleration.
We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the series of Notes being defeased to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
“European Government Obligations” means (1) direct obligations of the Federal Republic of Germany, where the timely payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or

(2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.
Events of Default
Each of the following events are defined in the indenture as an “event of default” (whatever the reason therefor and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series (including for each series of the Notes):
(1)     default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;
(2)     default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;
(3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;
(4) default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;
(5) we pursuant to or within the meaning of the Bankruptcy Law:
•commence a voluntary case or proceeding;
•consent to the entry of an order for relief against us in an involuntary case or proceeding;
•consent to the appointment of a Custodian of us or for all or substantially all of our property;
•make a general assignment for the benefit of our creditors;
•file a petition in bankruptcy or answer or consent seeking reorganization or relief;
•consent to the filing of a petition in bankruptcy or the appointment of or taking possession by a Custodian; or
•take any comparable action under any foreign laws relating to insolvency;
(6)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
•is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;
•appoints a Custodian of us or for all or substantially all of our property; or
•orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws); and the order or decree remains unstayed and in effect for 90 days; or
(7) any other event of default provided with respect to debt securities of that series occurs as specified in a supplemental indenture.
“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.
“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.
If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee for that series by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon a declaration of this type, that principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee of that series or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by that acceleration, have been cured or waived, as provided in the indenture.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.
We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any obligation of us, specifying each default.
No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:
(1)     an event of default has occurred and is continuing and that holder has given the trustee prior written notice of that continuing event of default with respect to the debt securities of that series;
(2)     the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of that event of default;
(3) the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with that request;
(4) the trustee has failed to institute proceedings 60 days after the receipt of that notice, request and offer of indemnity; and
(5) no direction inconsistent with that written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.
The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise those of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with that request.
Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
Modification and Waivers
Modification and amendments of the indenture and the debt securities of any series (including for each series of the Notes) may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•
reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

•
impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the indenture or the debt security;

•
modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•
make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless that decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.
We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•
to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the indenture pursuant to the covenant described under “-Covenants-Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees for the benefit of holders of the debt securities;

•	to secure the debt securities pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of that supplemental indenture and entitled to the benefit of that provision nor (2) modify the rights of the holder of any debt security with respect to that provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•
to conform any provision of the indenture, any supplemental indenture, one or more series of debt securities or any related guarantees or security documents to the description of such securities contained in our prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.
The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any waiver, that default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the indenture;

however, no waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.